Exhibit 99.1

CONSOL Energy Renews Credit Facility

PITTSBURGH (September 15, 2003)—CONSOL Energy Inc. (NYSE: CNX) has completed a $150 million Senior Secured Revolving Loan Agreement, effective September 15, 2003, to replace an agreement expiring today. The new agreement replaces a 364-day bank credit facility of $218,250,000.

Additionally, the existing multi-year Agreement was amended to conform to the terms of the new 364-day Agreement.

Any borrowings under the facility will be used for general corporate purposes. Citigroup Global Markets Inc. and Citicorp North America, Inc. are acting (together) as Lead Arranger and Book Manager for the facility. There are nine participating banks.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States, and the largest exporter of U.S. coal. CONSOL Energy has 20 bituminous coal mining complexes in seven states and in Australia. In addition, the company is one of the largest U.S. producers of coalbed methane, with daily gas production of approximately 135 million cubic feet. The company also produces electricity from coalbed methane at a joint-venture generating facility in Virginia. CONSOL Energy has annual revenues of $2.2 billion. It received a U.S. Environmental Protection Agency 2002 Climate Protection Award, and received the U.S. Department of the Interior’s Office of Surface Mining 2002 National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in southern Illinois. Additional information about the company can be found at its web site: www.consolenergy.com.

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